Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of First Watch Restaurant Group, Inc. of our report dated March 11, 2025 relating to the financial statements, which appears in First Watch Restaurant Group, Inc.'s Annual Report on Form 10-K for the year ended December 29, 2024.

/s/ PricewaterhouseCoopers LLP

Tampa, Florida
August 5, 2025